EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this this Amendment No. 3 to Registration Statement No. 333-271356 on Form S-1 (the “Registration Statement”) of our report dated April 29, 2025 relating to the consolidated financial statements of 1st Franklin Financial Corporation appearing in Exhibit 13 to the Annual Report on Form 10-K of 1st Franklin Financial Corporation for the year ended December 31, 2024 (“2024 Form 10-K”) and incorporated by reference into the 2024 Form 10-K, and our audit report dated April 29, 2025 relating to the financial statement schedule of 1st Franklin Financial Corporation appearing in the 2024 Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

May 9, 2025